Exhibit 3.1

ARTICLES OF ASSOCIATION OF

AGENDIA N.V.

(unofficial translation)

having its seat in Amsterdam, the Netherlands, as these read after the execution of the deed of amendment of the articles of association, executed on 6 December 2019 before M.A.J. Cremers, civil law notary in Amsterdam, the Netherlands.

The company is registered in the Dutch trade register under number 34185452.

Definitions

Article 1.

The following definitions shall apply in these articles of association:

a.	depositary receipts: depositary receipts of shares in the company;

b.	subsidiary: has the meaning as referred to in section 2:24a Dutch Civil Code;

c.	group: has the meaning as referred to in section 2:24b Dutch Civil Code;

d.	group company: a legal entity or company with which the company is affiliated in a group;

e.	dependent company: has the meaning as referred to in section 2:152 Dutch Civil Code;

f.	persons with voting rights: holders of shares with voting rights as well as holders of a right of usufruct on shares with the right to vote;

g.	persons with meeting rights: persons with voting rights as well as shareholders who do not have the right to vote;

h.	Management Board: management board of the company;

i.	Supervisory Board: supervisory board of the company;

j.	General Meeting: the body consisting of the shareholders entitled to vote and other persons entitled to vote as well as the meeting of shareholders and other persons entitled to attend meetings.

Name and seat

Article 2.

1.	The name of the company is: Agendia N.V.

2.	The company has its seat in Amsterdam.

Objects

Article 3.

The objects of the company arc:

•	to diagnose human diseases, and in particular cancer;

•	to facilitate the developing of new medicines;

•	to obtain, to exploit, to assign and to alienate patents and other intellectual property

(1)

rights, to acquire and to grant licenses and sublicenses and similar rights of whatever name and description and if necessary, to protect rights derived from patents and other intellectual property rights, licenses, sublicenses and similar rights against infringement by third parties;

•	to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to invest funds;

•	to provide guarantees and security for the debts of legal persons or of other companies with which the company is affiliated in a group or for the debts of third parties;

•	to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.

Capital and shares

Article 4.

1.	The company’s authorised capital amounts to forty million euros (EUR 40,000,000) and is divided into:

(i)	three hundred and seventy-five million (375,000,000) ordinary shares; and

(ii)	one hundred and twenty-five thousand (125,000) preference shares P, each with a nominal value of eight euro cents (EUR 0.08).

Upon the moment that an aggregate amount of zero point eight zero zero nine zero one euro (EUR 0.800901) is distributed on a preference share P pursuant to article 22, whether or not in one instance, the preference share P is automatically converted into an ordinary share.

2.

Wherever the term ‘shares’ or ‘shareholders’ is used in the present articles of association this shall be construed to mean the classes of shares mentioned in article 4 paragraph 1 or the respective holders of those classes of shares, unless the contrary has been stated explicitly or appears from the context.

3.	All shares shall be registered shares.

The shares shall be numbered in such a manner that they can be distinguished from each other at any time.

No share certificates shall be issued for the shares.

4.	The company cannot cooperate with the issue of depositary receipts issued for shares in its own capital.

5.

Upon every conversion of a preference share P into an ordinary share, an amount equal to the balance of the share premium reserve P, divided by the total amount of preference shares P that are held by others than the company immediately prior to such conversion, multiplied by the number of preference shares P that are to be converted in that specific

(2)

conversion, shall be added to the general share premium reserve and charged to the share premium reserve P (to the extent that the latter reserve has a positive balance).

6.

Upon conversion of one or more shares in accordance with article 4 paragraph l, the number of shares in the authorised capital of the preference shares P will decrease with the number of converted shares, and the number of ordinary shares in the authorised capital will increase with the same number.

7.

The management board shall record each conversion in the register of shareholders as referred to in article 10 and shall notify the trade register of the conversion as soon as possible but in any event within one week after the conversion.

The issue of shares

Article 5.

1.

Shares shall be issued pursuant to a resolution of the General Meeting, or pursuant to such resolution of the Management Board if designated thereto by the General Meeting for a period not exceeding five years.

At the designation, the number and class of shares that may be issued by the Management Board should be determined.

The designation may from time to time be extended for a period not exceeding five years.

Unless it has been determined differently at the designation, it cannot be revoked.

The resolution to issue shares contains the price and further terms of issue.

2.

The resolution of the General Meeting to issue shares and the resolution to designate the Management Board can only be adopted pursuant to a proposal thereto by the Management Board which proposal has been approved by the Supervisory Board. If the Management Board has been designated as authorised to resolve on the issue of shares, the resolution of the Management Board to issue shares is subject to the prior approval of the Supervisory Board.

3.

Within eight days after a resolution of the General Meeting to issue shares or to designate the Management Board, as referred to above, the Management Board shall deposit a complete text thereof at the office of the Trade Register.

Within eight days after the end of each quarter of the year, the Management Board shall submit a statement of each issue of shares in that quarter of the year to the office of the Trade Register, stating the number.

4.

The preceding paragraphs of this article shall apply mutatis mutandis to granting rights to subscribe for shares, but do not apply to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

5.	Issue of shares shall never be below par, without prejudice to the provisions of section 2:80 paragraph 2 Dutch Civil Code.

(3)

6.	Shares shall be issued against payment of at least the issue price.

7.	Payment on shares must be made in cash to the extent that no other contribution has been agreed, subject to the provisions of section 2:80b Dutch Civil Code.

Payment in foreign currency may only be made with the permission of the company and also subject to the provisions of section 2:80a paragraph 3 Dutch Civil Code.

8.	The Management Board is authorised, without any prior approval of the General Meeting, to perform legal acts within the meaning of section 2:94 paragraph 1 Dutch Civil Code.

9.	Furthermore, the issue of shares requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

Pre-emptive rights

Article 6.

1.	Without prejudice to the applicable legal provisions, upon the issue of shares, every shareholder has a pre-emptive right in proportion to the aggregate amount of shares held by him.

2.

If a shareholder who is entitled to a pre-emptive right does not or does not fully exercise such right, the other shareholders shall be similarly entitled to pre-emptive rights with respect to those shares, which have not been claimed.

In case the other shareholders collectively do not or do not fully exercise their preemptive rights, then the General Meeting shall be free to decide to whom the shares which have not been claimed shall be issued.

Such issuance may not be made against a lower price.

3.

Upon the issue of shares, there is no pre-emptive right to shares issued against payment other than in cash nor is there a pre-emptive right to shares issued to employees of the company or of a group company.

4.

The Management Board shall make an announce of an issue with pre-emptive rights and the time frame within which the pre-emptive rights may be exercised to all shareholders in writing and to be sent to the address stated by them.

5.	The pre-emptive right may be exercised at least two weeks as of the day of the mailing of the announcement.

6.	The pre-emptive right may be restricted or excluded by the General Meeting or by the Management Board, if designated thereto by the General Meeting.

Unless it has been determined differently at the designation, the right of the Management Board to restrict or to exclude the pre-emptive right cannot be revoked. Unless the Management Board is designated to restrict or to exclude the preemptive right, a resolution to restrict or exclude the pre-emptive right will be passed on proposal of the Management Board.

(4)

A resolution by the General Meeting or by the Management Board to restrict or exclude the pre-emptive right is subject to the prior approval of the Supervisory Board.

In the proposal in respect thereof, the reasons for the proposal and the determination of the intended issue price shall be explained in writing.

7.

A resolution of the General Meeting to restrict or exclude the pre-emptive right or to designate the Management Board as referred to in paragraph 6 requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

Within eight days after said resolution, the Management Board shall deposit a complete text thereof at the office of the Trade Register.

8.

The provisions of the above paragraphs of the present article shall apply accordingly to the granting of rights to acquire shares, but shall not apply to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

Own shares, right of pledge on own shares

Article 7.

1.	The company cannot subscribe for shares in its own capital at the time shares are issued.

2.	Any acquisition by the company of shares in its own capital that are not fully paid-up shall be null and void.

3.	The company may acquire fully paid-up shares in its own capital for no consideration, or if:

a.	the shareholders’ equity less the acquisition price is not less than the sum of the paid in and called up part of its capital and the reserves that it is required to maintain by law; and

b.	authorisation thereto of the Management Board is granted by the General Meeting.

The authorisation shall be valid for a maximum of eighteen months.

The General Meeting shall determine in the authorisation how many shares may be acquired, how they may be acquired and between what limits the price must lie.

4.

For the purposes of subparagraph a of paragraph 3, the amount of the shareholders’ equity according to the last adopted balance sheet shall be decisive less the acquisition price of shares in the capital of the company, the amount of loans as described in section 2:98c paragraph 2 Dutch Civil Code and distributions to others from profits or reserves becoming due by the company and its subsidiaries after the balance sheet date.

If more than six months have elapsed since the commencement of the financial year, and no annual accounts have been adopted, then an acquisition in accordance with paragraph 3 above shall not be permitted.

5.	The company may only acquire its own shares in pledge in accordance with the legal provisions.

(5)

6.	The company is not entitled to any distributions from shares in its own capital.

In the calculation of the distribution of profits, the shares referred to in the previous sentence are not counted unless there is a right of usufruct or right of pledge on such shares, if the pledgee is entitled to the distributions on the shares, for the benefit of a party other than the company.

7.	No vote may be cast at the General Meeting for shares held by the company or by a subsidiary.

Usufructuaries of shares that belong to the company or a subsidiary are, however, not excluded from exercising their right to vote if the right of usufruct was created before the share belonged to the company or a subsidiary.

The company or a subsidiary cannot cast a vote for a share on which it has a right of usufruct.

In determining the extent to which the shareholders vote, arc present or represented, or the extent to which the share capital is provided or represented, the shares on which, by law, no vote may be cast shall not be taken into account.

8.	A subsidiary may not subscribe for its own account or have issued for shares in the capital of the company.

9.	The preceding paragraphs shall not apply to shares which the company acquires by universal succession of title (verkrijging onder algemene titel).

10.	The term shares as used in this article shall include depositary receipts issued for shares.

Article 8.

1.

The company may not provide collateral, guarantee the price, otherwise guarantee or bind itself jointly or severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its capital.

This prohibition shall also apply to subsidiaries.

2.

The company and its subsidiaries may not provide loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the company, unless the Management Board resolves to do so and the requirements described in section 2:98c Dutch Civil Code are met.

3.	Paragraphs 1 and 2 shall not apply if shares or depositary receipts of shares are subscribed or acquired by or for employees of the company or a group company.

Reduction of capital

Article 9.

1.

The General Meeting may decide to reduce the issued capital upon proposal by the Management Board, which has been approved by the Supervisory Board and subject to the provisions of section 2:99 Dutch Civil Code by cancellation of shares or by reducing the amount of the shares by amendment of these articles of association.

(6)

This resolution must designate the shares to which the resolution pertains and must regulate the implementation of the resolution.

A resolution for cancellation of shares may only relate to shares held by the company itself or of which it holds the depository receipts.

A partial repayment or discharge must be effected in proportion to all shares involved. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

2.

For a resolution to reduce the capital, a majority of at least two-thirds of the votes cast shall be required if less than half of the issued capital is represented at the meeting. The convocation to a meeting at which a resolution referred to in this article will be passed shall state the purpose of the capital reduction and how it is to be implemented; article 27 paragraph 2 shall apply accordingly.

Register of shareholders

Article 10.

1.

The Management Board shall keep a register in which the names and addresses of all shareholders are recorded, stating the number of shares held by them, the class of such shares and numbers allocated to such shares, the date on which the shares were acquired, the date of the acknowledgement of the transfer or the date on which the transfer has been served upon the company, as well as the amount paid-up on each share.

2.

The names and addresses of those with a right of usufruct or pledge on those shares shall also be recorded in the register, stating the date on which the parties acquired the right, the date of acknowledgement or service, as well as stating those rights to which the usufructuaries are entitled in connection with the shares pursuant to paragraphs 2 up to and including paragraph 4 of section 2:88 Dutch Civil Code and stating that pledgees do not have voting rights on shares nor the rights conferred by law upon holders of depositary receipts.

3.

If a shareholder, usufructuary or pledgee gives knowledge to the company of an electronic address together with the other data mentioned in paragraph 1 of this article to record this address in the register, this address will then be considered to be recorded for the purpose of receiving all notifications, announcements and statements as well as convocations for General Meetings by electronic means.

A notice sent by electronic means shall be readable and reproducible.

4.	The register shall be up-dated regularly; it shall also record any discharge of liability for payments not yet made.

5.	If so requested, the Management Board shall provide, free of charge, an extract from the register to a shareholder, a usufructuary or a pledgee pertaining to his right to such

(7)

shares.

If a share is subject to a right of usufruct then the extract shall state who is entitled to the rights referred to in paragraph 4 of the section 2:88 Dutch Civil Code.

If a share is subject to a right of pledge then the extract shall state that the pledgee is not entitled to vote on shares and that the pledgee does not have the rights conferred by law upon holders of depository receipts.

6.	The Management Board shall make the register available at the offices of the company for inspection by the shareholders, as well as the usufructuaries and pledgees of shares.

7.	Each shareholder, as well as anyone with a right of usufruct or pledge on shares is obliged to notify the company in writing of his place of residence and address.

8.	If shares are part of a community of property, the combined joint owners may only be represented vis-à-vis the company by a person who has been appointed by them jointly in writing.

9.	All entries and recordings in the register of shareholders can be signed by each member of the Management Board.

Restriction on the transfer of shares

Article 11.

1.	Shares may be transferred only after the shareholder has first offered this share or these shares to the other shareholders.

A restriction on the transfer of shares as mentioned in this article shall not apply if the shareholder must transfer his share to a previous holder pursuant to the law.

For the application of this article is the transfer pursuant to specific legacy a transfer by the testator.

For the application of this article shares shall be deemed to include the right to subscribe for shares.

2.

The obligation of a shareholder to offer its share or shares as referred to in this article 11, does not apply in the event the shareholder transfers its share or shares to (i) its subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code, or (ii) an entity of which the shareholder concerned is a subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code, or (iii) a group company (groepsmaatschappij) as referred to in section 2:24b of the Dutch Civil Code of the shareholder concerned or of its subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code, or (iv) an investment fund (beleggingsinstelling) managed by a manager of an investment fund (beheerder van een beleggingsinstelling), each of which as referred to in section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht), which manager of an investment fund is a group company (groepsmaatschappij) as referred to in section 2:24b of the Dutch

(8)

Civil Code of the shareholder or of its subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code.

At the request of the notary executing the deed of transfer concerned, an independent expert will confirm whether the acquirer meets the requirements of this paragraph 2, which confirmation is to be satisfactory to the notary concerned.

In such event, the respective shares are freely transferable to such party.

3.

As an offer shall be construed a written notice by the shareholder concerned (the ‘offeror’) directed to the company, informing it of the proposed transfer, setting out the number of shares the offeror wishes to transfer, and, if known, the name of the person to whom he wishes to make the transfer as well as the agreed consideration.

4.

Within two weeks of receipt of the above-mentioned notice, the company shall, in a letter directed to the addresses set out in the register of shareholders, notify the remaining shareholders of the offer, setting forth any additional information provided therewith.

5.	Any shareholder who wishes to purchase one or more of the shares offered for sale shall inform the company thereof within three weeks of the dispatch of the notice described in the previous paragraph.

If, within the period stipulated in the previous sentence, no prospective purchaser has informed the company of his willingness to purchase all of the shares offered for sale, the company shall immediately inform the offeror thereof.

The company itself may be a prospective purchaser only with the consent of the offeror.

In the event two or more shareholders declare that they wish to purchase more shares than are offered for sale, the company shall allocate the shares in proportion to their shareholdings.

If a shareholder wishes to purchase less than the number of shares to which he is entitled in accordance with the principle of proportionality described above, the remaining shares being offered for sale shall be allocated in proportion to the remaining prospective purchasers.

If it is not possible to allocate the shares in this manner, allocation shall be made by the drawing of lots.

6.

The company shall notify the offeror of the name(s) of the prospective purchaser or purchasers and of the number of shares of allocated thereto within two weeks of the expiration of the period described in the preceding paragraph.

7.	The price to be paid for the shares offered for sale shall be determined by mutual agreement of the parties.

If the parties should fail to reach such agreement, the price shall be determined by one or more independent experts to be appointed by the offeror and the prospective

(9)

purchasers by mutual agreement.

If the parties should fail to reach agreement within one month of the dispatch of the notification described in the preceding paragraph, either party may institute proceedings requesting the judge of the sub district court of the Court (kantonrechter van de Rechtbank) within which district the company has its seat, to appoint three independent experts.

The experts shall be authorised to examine all of the company’s books and records and to obtain all information that may assist them in their valuation.

The experts shall inform the company of the price fixed by them; the company shall then notify the offeror and the prospective purchaser or purchasers thereof.

8.	The offeror may withdraw his offer at any time within one month of having been notified of the prospective purchaser or purchasers to whom he may sell the shares and the price at which he may do so.

A prospective purchaser is entitled to withdraw within one month of having been notified of the price.

In the event of the withdrawal of one or more prospective purchasers, there shall be a reallocation as defined in paragraph 5 above; the offeror shall be notified thereof. The offeror shall remain entitled to withdraw his offer within one month of having been notified of the reallocation.

9.	The shares purchased must be transferred in return for simultaneous payment of the purchase price within one month of expiration of the period during which the offer can be withdrawn.

10.

The offeror who has not withdrawn his offer, is free to transfer the shares offered for sale on the terms and conditions set out at the time of the offer, within a period of three months of having been notified, in accordance with the foregoing, that the offer has not been accepted or has not been accepted in full, however only to the person and for a purchase price not less than mentioned in the offer, or, if the purchase price is determined by one or more experts with due observance of paragraph 7, not less than so valuated.

11.	The expenses incurred in connection with the appointment and remuneration of the experts described above in paragraph 7 shall be for the account of:

a.	the offeror if he withdraws his offer;

b.

the prospective purchaser who withdraws, thereby leaving the offeror free to transfer, or if there are more prospective purchasers who have all withdrawn, for the account of those prospective purchasers pro rata the number of shares reflected upon;

c.	if the shares are purchased by shareholders, the offeror for one-half and the

(10)

purchasers for the other half, with each purchaser contributing to the costs in proportion to the number of shares purchased by him.

12.

If and to the extent that a shareholder fails to comply in a timely manner with any obligation arising out of the present article, the company shall be irrevocably authorised to comply on his behalf with all of the obligations described above.

The company shall not exercise this authority for the purpose of transferring shares unless and until the purchase price due has been deposited at the offices of the company for the benefit of the party entitled thereto.

13.	The right derived from the shares to attend meetings shall be suspended for any period during which the party concerned remains in default of any of the foregoing obligations.

14.	All notifications and statements to be made on the basis of this article must be made in written form.

Transfer of shares, usufruct, pledge

Article 12.

The transfer of a share and the creation or assignment of a limited right on a share, requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands. Furthermore, the legal provisions to that effect shall apply.

Usufruct on shares, pledge of shares

Article 13.

1.	The shareholder shall have the right to vote on shares on which a right of usufruct has been established.

The usufructuary shall, however, have the right to vote if so provided for upon the establishment of the right of usufruct.

2.	A shareholder without the right to vote and a usufructuary with the right to vote shall have the rights conferred by law upon holders of depositary receipts.

A usufructuary without the right to vote shall not have the rights referred to in the preceding sentence.

3.	Upon the establishment of a pledge on a share, the right to vote may not be vested in the pledgee.

The latter shall not have the rights conferred by law upon the holders of depositary receipts.

Management Board; appointment, suspension and dismissal

Article 14.

1.	The company shall have a Management Board consisting of one or more members. The number of members of the Management Board shall be determined by the Supervisory Board.

2.	The General Meeting appoints a member of the Management Board from a binding

(11)

nomination to be drawn up by the Supervisory Board in accordance with section 2:133 Dutch Civil Code. The binding nomination shall be done within two months, to be computed from the day on which the Management Board issued an invitation to the Supervisory Board for this to be done. If the Supervisory Board fails to make use of its right to submit a binding nomination or should fail to do so, the General Meeting shall be free in its choice. In such case, the resolution for the appointment of a member of the Management Board by the General Meeting shall require a majority of two thirds of the votes cast, representing at least half of the issued capital.

3.

Notwithstanding the foregoing, the General Meeting may cancel the binding nature of a nomination at a meeting by a majority of two thirds of the votes cast, representing at least half of the issued capital. In that event the Supervisory Board may draw up a new binding nomination to be submitted to a subsequent General Meeting.

Should such a second nomination also be deprived of its binding character in the manner provided for in this paragraph, the General Meeting shall be free to appoint, provided that a resolution of the General Meeting to appoint shall require a majority of two thirds of the votes cast, representing at least half of the issued capital. If, however, in the meeting or the subsequent meeting referred to in this paragraph 3 the required proportion of the issued capital is not represented, but an absolute majority of the votes cast is in favour of a resolution to cancel the binding nature of the nomination (as the case may be), a new meeting shall be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the issued capital present at the meeting.

4.	At a General Meeting, votes in respect of the appointment of a member of the Management Board can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

5.

Each member of the Management Board shall be appointed for a maximum period of four years, provided however that unless such member of the Management Board has resigned at an earlier date, his term of office shall lapse on the day of the General Meeting, to be held when four years after his last appointment have lapsed.

A member of the Management Board may be re-appointed with due observance of the preceding sentence.

6.

Members of the Management Board may be suspended or dismissed by the General Meeting at any time. A resolution of the General Meeting to suspend or dismiss a member of the Management Board pursuant to a proposal by the Supervisory Board shall be passed with an absolute majority of the votes cast.

A resolution of the General Meeting to suspend or dismiss a member of the Management Board other than pursuant to a proposal by the Supervisory Board shall

(12)

require a majority of two thirds of the votes cast, representing at least half of the issued capital.

With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in section 2:120 paragraph 3 Dutch Civil Code is not applicable.

7.	Members of the Management Board may be suspended by the Supervisory Board at any time.

8.

A suspension may last no longer than three months in total, even after having been extended one or more times, unless a resolution for dismissal is adopted, in which case the suspension runs until the end of the employment contract.

9.	The company has a policy governing the remuneration of the Management Board.

The policy will be adopted by the General Meeting.

In this policy the items listed in section 2:383c through e Dutch Civil Code will be included to the extent applicable to the Management Board.

The remuneration of each member of the Management Board will be determined by the Supervisory Board with due observance of the policy defined in the previous paragraphs.

With respect to arrangements with members of the Management Board in the form of shares or options the Supervisory Board submits a proposal to the General Meeting for approval.

The proposal must include the number of shares and/or options that may be granted to the Management Board and which criteria apply to a grant or modification.

Management Board; duties and decision process

Article 15.

1.	With due observance of the limitations set out by these articles of association, the Management Board is charged with the management of the company.

2.	The Management Board may adopt internal rules regulating its decision making process and working methods, in addition to the relevant provisions of the articles of association.

The resolution of the Management Board to establish such rules is subject to the approval of the Supervisory Board.

3.	The Management Board may adopt an internal allocation of duties for each member of the Management Board individually.

The internal allocation of duties can be implemented in the rules as referred to in the previous paragraph.

The resolution of the Management Board to establish such allocation of duties is subject to the approval of the Supervisory Board.

(13)

4.

Without prejudice to its own responsibility, the Management Board is authorized to appoint persons with such authority to represent the company and, by granting of a power of attorney, conferring such titles and powers as shall be determined by the Management Board.

5.

With due observance of the provisions of these articles of association, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the Supervisory Board:

a.

issue and acquisition of shares of the company and debt instruments issued by the company or of debt instruments issued by a limited partnership or general partnership of which the company is a fully liable partner;

b.

application for admission of the securities referred to under a. to the trading and listing on a regulated market or a multilateral trading facility as described in section 1:1 of the Financial Supervision Act (Wet financieel toezicht) or a similar system compared to a regulated market or multilateral trade facility from a state which is not a member state or the withdrawal of such admission;

c.

entering into or terminating a permanent cooperation of the company or a dependent company with another legal entity or company or as fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of major significance to the company;

d.

participation for a value of at least one/fourth of the amount of the issued capital with the reserves according to the most recently adopted balance sheet with explanatory notes of the company by the company or by a dependent company in the capital of another company, as well as to a significant increase or reduction of such a participation;

e.	investments involving an amount equal to at least the sum of one-quarter of the company’s issued capital plus the reserves of the company as shown in its balance sheet and explanatory notes;

f.	a proposal to amend the articles of association;

g.	a proposal to dissolve (ontbinden) the company;

h.	a proposal to conclude a legal merger (juridische fusie) or a legal demerger (juridische splitsing);

i.	application for bankruptcy and for suspension of payments (surseance van betaling);

J.	termination of the employment of a considerable number of employees of the company or of a dependent company at the same time or within a short period of time;

k.	far-reaching changes in the employment conditions of a significant number of

(14)

employees of the company or of a dependent company;

l.	a proposal to reduce the issued share capital;

m.	the operational and financial objectives of the company;

n.	the strategy designed to achieve the objectives and the parameters to be applied in relation to the strategy; and

o.	corporate social responsibility issues that are relevant to the enterprise.

6.

Without prejudice to the provisions above, decisions of the Management Board involving a major change in the company’s identity or character are subject to the approval of the General Meeting, including:

a.	the transfer of the enterprise or practically the whole enterprise to third parties;

b.

to enter or to terminate longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the company;

c.

to acquire or dispose of a participation in the capital of a company worth at least one third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the company, by the company or a subsidiary.

7.	Failure to obtain the approval defined in paragraphs 5 and 6 of this article shall not affect the authority of the Management Board or the members of the Management Board to represent the company.

Management Board; absence of all members

Article 16.

In the event that one or more members of the Management Board are absent or prevented from acting, the remaining members of the Management Board or the sole remaining member of the Management Board shall be entrusted with the management of the company. In the event that all the members of the Management Board or the sole member of the Management Board is absent or prevented from acting, a person to be appointed for that purpose by the Supervisory Board, whether or not from among its members, shall be temporarily entrusted with the management of the company.

Representation

Article 17.

1.	The company shall be represented by the Management Board.

In addition, the authority to represent the company is vested in two members of the Management Board acting jointly.

2.	In all events of the company having a conflict of interest with one or more members of

(15)

the Management Board within the meaning of section 2:146 Dutch Civil Code, the company shall continue to be represented in the manner described in the second sentence of paragraph 1 above without prejudice to the mandatory provisions of Book 2 Dutch Civil Code.

In all events in which the company has a conflict of interest with a member of the Management Board in his private capacity, the board resolution regarding that relevant legal act requires the approval of the Supervisory Board.

Failure to obtain the approval defined in the previous sentence shall not affect the Management Board or the members of the Management Board’ authority to represent the company.

Supervisory Board; appointment and duties

Article 18.

1.	The company shall have a Supervisory Board consisting of three or more natural persons.

If there are less than three Supervisory Board members, the board shall proceed without delay to supplement the number of its members.

2.	With due observance of the provisions in paragraph 1, the number of members of the Supervisory Board shall be determined by the Supervisory Board.

3.

Every member of the Supervisory Board shall be appointed by the General Meeting, for a maximum of three four-year terms, provided however that unless a member of the Supervisory Board has resigned at an earlier date, his term of office shall lapse on the day, of the first annual meeting, to be held when four years after his last appointment have lapsed.

4.	The Supervisory Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board.

An amendment to that rotation plan may not result in a member of the Supervisory Board in office resigning against his will before the period for which he has been appointed has expired.

5.	The provisions of paragraphs 2, 3, 4 and 6 of article 14 will apply similarly to the appointment, suspension and dismissal of members of the Supervisory Board.

6.	A suspension of members of the Supervisory Board may last no longer than three months in total, even after having been extended one or more times.

7.

The duties of the Supervisory Board shall be the supervision of the conduct of management by the company’s Management Board and of the general course of affairs of the company and of any affiliated enterprise.

The Supervisory Board shall assist the Management Board by rendering advice.

In performing their duties, the members of the Supervisory Board shall be guided by the

(16)

interests of the company and of any enterprise affiliated therewith.

8.	The Management Board shall provide the Supervisory Board with the information necessary for the performance of its duties, in a timely manner.

9.

The Management Board shall inform the Supervisory Board at least once each year in writing of the general lines of the strategy, the general and financial risks and the management and control system of the company.

10.	The General Meeting shall determine the remuneration of each member of the Supervisory Board.

Supervisory Board; decision-making process

Article 19.

1.	The Supervisory Board shall appoint a chairman from among its members and a deputy chairman.

The Supervisory Board shall be assisted by the company secretary.

The company secretary shall, either on the recommendation of the Supervisory Board or otherwise, be appointed and dismissed by the Management Board, after the approval of the Supervisory Board has been obtained.

2.	In the absence of the chairman and the deputy-chairman in a meeting, the meeting shall appoint a chairman from among those present.

3.

The Supervisory Board may also designate a member of the Supervisory Board as delegated member who shall be particularly responsible for maintaining regular contact with the Management Board on the state of affairs in the company.

4.	The Supervisory Board may appoint whether or not from among its members committees.

5.

The Supervisory Board shall hold meetings as often as one or more of its members shall desire, as often as the Management Board shall request, or as often as necessary in pursuance of the provisions of these articles of association.

6.	The Supervisory Board may adopt internal rules regulating its decision making process and working methods, in addition to the relevant provisions of the articles of association.

Indemnification members of the Management Board and members of the Supervisory Board

Article 20.

1.

The company shall indemnify any person who is a member of the Management Board or the Supervisory Board (each of them an ‘indemnified person’) and who was or is in his capacity as member of the Management Board or the Supervisory Board a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in

(17)

order to obtain information (other than an action, suit or proceeding instituted by or on behalf of the company), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or the failure to put up a defence or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company. The indemnified person is obliged to inform the company as soon as practically possible about any claim or any circumstance that could lead to a claim.

2.	No indemnification pursuant to paragraph 1 of this article shall be made in respect of any claim, issue or matter:

•

as to which such person shall have been adjudged in a final and non-appealable judgment by a Dutch judge to be liable for gross negligence or wilful misconduct in the performance of his duty to the company, unless and only to the extent that the judge before whom such action or proceeding was brought or any other Dutch judge having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to a compensation which the judge before whom such action or proceeding was brought or such other judge having appropriate jurisdiction shall deem proper; or

•	insofar costs and losses have been insured under any insurance and the insurance company has reimbursed to him the costs and losses.

3.

Expenses (including attorneys’ fees) incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorised in this article.

4.

The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the members of the Management Board or Supervisory Board who are not an interested party in this matter or otherwise, both as to actions in his official capacity and as to actions in another

(18)

capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Management Board or the Supervisory Board, but was a member of the Management Board or Supervisory Board at any time and shall also inure to the benefit of the heirs, executors and administrators of the estate of such person.

5.

The company may purchase and maintain insurance on behalf of any indemnified person, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

6.

No amendment or repeal of this article shall adversely affect any right to protection of any person entitled to indemnification or advancement of expenses under this article prior to such amendment or repeal.

By the amendment or repeal of this article an amendment can be made in the protection of any persons that have been (re-)appointed as member of the Management Board or Supervisory Board after the amendment or repeal of this article.

Financial year, annual accounts, annual report

Article 21.

1.	The company’s financial year shall be concurrent with the calendar year.

2.

The Management Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year.

These documents will be prepared and published in accordance with the applicable legislation and regulation.

The annual accounts shall be signed by all members of the Management Board and all members of the Supervisory Board.

If the signature of one or more of them is lacking, this fact and the reason therefore shall be indicated.

The Management Board shall also, within the period mentioned above, prepare an annual report.

3.

The General Meeting shall instruct a registered accountant or a firm of registered accountants, as defined in section 2:393 paragraph 1 Dutch Civil Code, to audit the annual accounts and the annual report by the Management Board, to report thereon, and to issue an auditor’s certificate with respect thereto.

If the General Meeting fails to issue such instructions, the Supervisory Board shall be authorised to do so, and if the latter fails to do so, the Management Board.

4.

The company shall ensure that, as of the day on which a General Meeting at which they are to be considered, is called, the annual accounts, the annual report and the additional information to be provided pursuant to section 2:392 paragraph 1 Dutch Civil Code are available for examination by those entitled to attend meetings.

(19)

The company shall make copies of the documents referred to in the previous sentence available free of charge to those entitled to attend meetings.

If these documents are amended, this obligation shall also extend to the amended documents.

5.	The annual accounts shall be adopted by the General Meeting.

6.

The annual accounts shall not be adopted if the General Meeting is unable to take cognizance of the certificate as referred to in paragraph 3 of this article, unless, together with the remaining information as referred to in section 2:392 Dutch Civil Code, a legitimate ground is given why the certificate is lacking.

After the proposal to adopt the annual accounts has been dealt with, the proposal may be made to the General Meeting to discharge the members of the Management Board in respect of their conduct of management and the members of the Supervisory Board for their supervision thereon during the relevant financial year insofar this appears from the annual accounts.

7.	The company shall be obliged to make its annual accounts publicly available compliant to the provisions of section 2:394 Dutch Civil Code.

Share premium reserves, distributions

Article 22.

1.	The company shall keep two (2) share premium reserves, being:

(i)	a general share premium reserve, to the balance of which holders of all classes of shares shall be entitled; and

(ii)	a share premium reserve P, to the balance of which solely the holders of preference shares P shall be entitled.

These share premium reserves are not reserves required by the articles of association as referred to in article 2:373 paragraph 1 under c of the Dutch Civil Code.

2.

The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in capital and the reserves which it is required by law to maintain.

3.

The company may make distributions from the general share premium reserve only to the extent the share premium reserve P no longer has a positive balance, whether or not as a result of the conversion of all issued preference shares P pursuant to article 4.

4.	If the adopted annual accounts show a profit the Management Board shall determine, subject to prior approval of the Supervisory Board, which part of the profits shall be reserved.

5.	The profit, as this appears from the adopted profits and loss account, to the extent not reserved in accordance with paragraph 4 of this article, shall be distributed as follows:

(20)

(i)

firstly, to the extent possible an amount of zero comma eight zero zero nine zero one euro (EUR 0,800901) will be distributed on each preference share P, less the amount that may have been distributed previously on each preference share P in accordance with this article 22 from the profits, from any profit or share premium reserve, or both; and

(ii)

lastly, to the extent possible the remaining amount will be distributed on the ordinary shares, provided that each preference share P which has been converted in accordance with article 4 paragraph 1, for the application of this article 22 paragraph 5 under (ii) will be regarded as any other ordinary share.

6.

After the approval of the Supervisory Board, the Management Board may make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied as apparent from an (interim) financial statement drawn up in accordance with the law and with due observance of the provisions in article 22 paragraph 5.

7.	After the approval of the Supervisory Board, the Management Board may decide that a distribution on shares is not made entirely or partly in cash, but rather in shares in the company.

8.

On the recommendation of the Management Board, subject to the approval of the Supervisory Board, the General Meeting may decide to make payments to shareholders from the distributable part of the shareholders’ equity, with due observance of the provisions in this article 22 paragraph 5.

9.	Any claim a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.

General meetings; annual General Meetings, extraordinary General Meetings, convocation

Article 23.

1.	Annually, a General Meeting shall be held within six months of the end of the financial year.

2.	General meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (Schiphol).

3.

The notice calling a shareholders’ meeting may be issued by the Management Board, the Supervisory Board, or by one or more shareholders holding at least one tenth of the issued capital, by means of a call notice dispatched no later than the fifteenth day before the date of the meeting.

4.

The call notice shall set forth the date, place and time of the meeting and the matters to be considered. Call notices shall be dispatched to the addresses recorded in the register of shareholders. If one or more call notices dispatched in accordance with the provisions set forth in the previous paragraph, should fail to reach their destination, this fact shall

(21)

not affect the constitution of the shareholders’ meeting or the validity of the resolutions to be adopted at it.

5.

Extraordinary General Meetings shall be held as often as the Management Board or the Supervisory Board deems this necessary or upon the written request of those entitled to attend meetings, representing at least one-tenth of the issued capital, to the Management Board and/or the Supervisory Board, setting out the matters to be considered in detail.

6.

An item proposed by one or more shareholders having the right thereto according to the next sentence, will be included in the convocation or announced in the same manner, provided the company receives such substantiated request or a proposal for a resolution no later than the sixtieth day before the day of the meeting.

Consideration may be requested by one or more holders of shares or depositary receipts representing jointly or separately at least the percentage of the issued capital or the amount as prescribed in article 2:114a Dutch Civil Code.

The requirement of a written request is met if the request is electronically recorded.

7.	The provisions of articles 23, 24, 25 and 26 are also applicable to the meeting of holders of shares of a specific class, provided that:

a.

the meeting is held so often a resolution of that meeting is requested by the management board, the supervisory board, or by one or more holders of a certain class of shares holding at least one-tenth of the issued capital of that particular class of shares;

b.	the holders of the relevant class of shares have voting and meeting rights in such a meeting, and other persons with a right to the relevant class of shares; and

c.	the holders of shares of the class shares to which the meeting relates provide for the chairmanship.

General meetings; chairman

Article 24.

1.

The General Meetings will be chaired by the chairman of the Supervisory Board, or, in his absence by the deputy chairman of the Supervisory Board, if both are absent; the General Meeting shall appoint the chairman.

2.	Minutes shall be kept of the items dealt with at the General Meeting.

The minutes shall be adopted by the chairman and the company secretary and shall be signed by them in witness thereof.

3.	The chairman of the General Meeting as well as any member of the Management Board may at all times commission the drawing up of a notarial record of the meeting at the company’s expense.

4.	The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the

(22)

articles of association.

General meetings; entitlement to attend General Meetings

Article 25.

1.

Shareholders as well as other persons with voting rights and/or meeting rights, arc entitled, in person or through an attorney authorised in writing for the specific meeting, to attend the General Meeting, to address the meeting and, in so far they have such right, to vote.

2.	At the request of or on behalf of the chairman of the General Meeting, each person who wishes to exercise the right to vote and to attend the General Meeting has to sign the attendance list.

3.	The members of the Supervisory Board, the members of the Management Board and the company secretary shall have the right to attend the General Meeting.

In these meetings they shall have an advisory vote.

General meetings; voting rights

Article 26.

1.	Each share shall confer the right to cast one (1) vote.

Insofar as the law or these articles of association do not prescribe a larger majority, resolutions of the General Meeting shall be passed by an absolute majority of votes cast.

2.	Voting on matters of business shall be done orally, unless the chairman of the meeting decides otherwise.

The chairman may determine that the voting will be done by acclamation in which case notes will be made of abstentions and negative votes if requested.

In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot.

3.

In the event the votes tie, the issue shall be decided by drawing lots, if it involves a proposal pertaining to individuals. If it concerns matters, the proposal shall be rejected in the event the votes tie. Blank votes and invalid votes shall be considered as not having been cast.

4.

The General Meeting may adopt resolutions in writing (including all forms of transmission of written material by electronic means or otherwise) without convening a General Meeting, provided that none of them opposes to this manner of decision making and all the shareholders express themselves in favour of the proposal concerned.

Amendments to the articles of association, legal merger, demerger, dissolution and liquidation

Article 27.

1.	Without prejudice to section 2:331 and 2:334ff Dutch Civil Code, the General Meeting may only resolve to amend the company’s articles, to conclude a legal merger

(23)

(juridische fusie) or a demerger (splitsing), or to dissolve the company on proposal of the Management Board which has been approved by the Supervisory Board.

2.

The full proposal shall be available at the offices of the company from the day of the convocation to the General Meeting until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings. This is made mention of in the convocation notice.

3.	Upon dissolution, the liquidation of the company shall be effected by the Management Board, unless the General Meeting has designated (an) other liquidator(s).

4.

The remainder of the company’s assets after payment of all debts and the costs of the liquidation shall be distributed to the shareholders with due observance of the provisions of article 22 paragraph 5.

5.	During the liquidation, the provisions of the articles of association shall remain in force in as much as possible.

(24)